May 7, 2025
Scharf ETF and Scharf Global Opportunity ETF, each a series of Advisors Series Trust
615 East Michigan Street
Milwaukee, WI 53202

Ladies and Gentlemen:
We have been requested by Advisors Series Trust, a Delaware statutory trust with transferable shares (the “Trust”) established under an Amended and Restated Agreement and Declaration of Trust dated October 18, 2018 (the “Declaration”), for our opinion with respect to certain matters relating to the Scharf ETF and Scharf Global Opportunity ETF (each, an “Acquiring Fund”). We understand that the Trust is about to file a Registration Statement on Form N-14 (“Registration Statement”) for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the “1933 Act”), in connection with the proposed acquisition by the Scharf ETF of all of the assets of the Scharf Fund and by the Scharf Global Opportunity ETF of all of the assets of the Scharf Global Opportunity Fund (each of the Scharf Fund and the Scharf Global Opportunity Fund are an “Acquired Fund” and each is also a series of the Trust), in exchange solely for shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the liabilities of the corresponding Acquired Fund pursuant to an Agreement and Plan of Reorganization, the form of which is included in the Registration Statement (the “Plan”).
We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Trust’s Declaration and By-Laws, and other documents relating to its organization, operation, and proposed operation, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.
Our opinion in paragraph 1 below with respect to the valid existence of the Trust in Delaware is based solely on a certificate to such effect issued by the Secretary of the State of Delaware.
Based upon the foregoing, it is our opinion that the shares of each Acquiring Fund currently being registered under the aforesaid Registration Statement, will be legally issued, fully paid and non-assessable by the Trust, or its creditors subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.
We are admitted to the Bar of The State of New York. We express no opinion herein as to any laws other than Chapter 38 of Title 12 of the Delaware Code Annotated, as amended, entitled “Treatment of Delaware Statutory Trusts” (the “Delaware Statutory Trust Act”) and the federal laws of the United States. We call to your attention that, as to applicable law, our opinion is based upon our examination of the Delaware Statutory Trust Act as currently in effect.
This letter expresses our opinion as to the provisions of the Declaration of Trust, but does not extend to the Delaware Uniform Securities Act, or to other state securities laws.

May 7, 2025

All of the opinions set forth herein are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in the law that may hereafter occur.

This opinion letter should be interpreted in accordance with the Core Opinion Principles issued by the Legal Opinions Committee of the American Bar Association’s Business Law Section and the Working Group on Legal Opinions Foundation, as published in The Business Lawyer, 74 Bus. Law. 815 (2019).
This opinion is solely for the benefit of the Trust and its shareholders and may not be otherwise quoted or relied upon by any person or entity without our prior express written consent.
We consent to your filing this letter with the SEC as an exhibit to the Registration Statement, but we do not thereby concede that we come within the class of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,

/s/ Sullivan & Worcester LLP
SULLIVAN & WORCESTER LLP

DP/RLS